CODE OF ETHICS AND PERSONAL ACCOUNT DEALINGS

High ethical standards are essential for the success of the Adviser and to maintain the confidence of investors in investment funds managed by the Adviser (“clients”).  The Adviser’s long-term business interests are best served by adherence to the principle that the interests of clients come first. We have a fiduciary duty to clients to act solely for the benefit of our clients.  All Supervised Persons of the Adviser’s New York City office, including directors and officers, must put the interests of the Adviser’s clients before their own personal interests and must act honestly and fairly in all respects in dealings with clients.  All such individuals must also comply with all federal securities laws.  In recognition of the Adviser’s fiduciary duty to its clients and the Adviser’s desire to maintain its high ethical standards, the Adviser has adopted this Code of Ethics (the “Code”) containing provisions designed to prevent improper personal trading, identify conflicts of interest and provide a means to resolve any actual or potential conflicts in favor of the Adviser’s client.  Adherence to the Code of Ethics and the related restrictions on personal investing is considered a basic condition of employment by the Adviser.  If you have any doubt as to the propriety of any activity, you should consult with the Compliance Officer, who is charged with the administration of this Code of Ethics.

II.

DEFINITIONS

1.

Access Person means any partner, officer or director of the Adviser and any employee or other Supervised Person of the Adviser who in relation to advisory clients (including Funds, if applicable): (i) has access to non-public information regarding any purchase or sale of securities, or non-public information regarding the holdings of any advisory client (including Funds, if applicable); or (ii) is involved in making securities recommendations or has access to such recommendations that are non-public.

2.

Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from investment accounts in accordance with a predetermined schedule and allocation, including a dividend reinvestment plan.

3.

Beneficial ownership includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect financial interest other than the receipt of an advisory fee.

4.

Supervised Person means any member, officer, employee, or Access Person of the

Adviser.

5.

Personal Account means any account in which a Supervised Person has any beneficial ownership.

6.

Reportable Security means a security as defined in section 202(a)(18) of the Act (15

U.S.C. 80b-2(a)(18)) except that it does not include:

(i)

Direct obligations of the Government of the United States;

(ii)

Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

(iii)

Shares issued by money market funds;

(iv)

Shares issued by registered open-end funds, unless the Adviser or a control affiliate acts as the investment adviser or principal underwriter for the fund; and

(v)

Shares issued by unit investment trusts that are invested exclusively in one or more registered open-end funds, none of which are reportable funds.

7.

Restricted List means the lists maintained by the Adviser and distributed by the Compliance Officer to all Supervised Persons as an when such lists are updated that lists all companies for which the Adviser or an Affiliate has material, non-public information.

8.

Funds mean any series of any investment company to which the Adviser provides investment advice.

9.

Restricted  Security means any  publicly traded security of a company that is on a Restricted List.

10.

Short Sale means the sale of securities that the seller does not own.  A Short Sale is "against the box" to the extent that the seller contemporaneously owns or has the right to obtain securities identical to those sold short, at no added cost.

III.

APPLICABILITY OF CODE OF ETHICS

Personal Accounts of Supervised Persons. This Code of Ethics applies to all Personal Accounts of all Supervised Persons.

A Personal Account also includes an account maintained by or for:

•

A Supervised Person's spouse (other than a legally separated or divorced spouse of the Supervised Person) and minor children;

•

Any immediate family members who live in the Supervised Person’s household;

•

Any persons to whom the Supervised Person provides primary financial support, and either (i) whose financial affairs the Supervised Person controls, or (ii) for whom the Supervised Person provides discretionary advisory services; and

•

Any partnership, corporation or other entity in which the Supervised Person has a 25% or greater beneficial interest, or in which the Supervised Person exercises effective control.

A comprehensive list of all Supervised Persons and Personal Accounts will be maintained by the Adviser’s Compliance Officer.

IV.

RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES

1.

General.  It is the responsibility of each Supervised Person to ensure that a particular securities transaction being considered for his or her Personal Account is not subject to a restriction contained in this Code of Ethics or otherwise prohibited by any applicable laws.  Personal securities transactions for Supervised Persons may be effected only in accordance with the provisions of this Section.

2.

Prohibitions on Trading in Securities on the Restricted List and Pre-Clearance of Trades. A Supervised Person may not execute any personal securities transaction of any kind in any securities on the Restricted List generated by the group in which that person works.  Employees must obtain approval from the Compliance Officer or Assistant Compliance Officer prior to affecting any securities transaction in a personal or related account for which the employee exercises control.  Approval is effective the day it is granted and the following business day.  Therefore, the trade for which approval is sought must be executed on the day the approval is granted or the following business day only.  Pre-approval will not be required for any transaction that do not involve Reportable Securities or for any beneficial account for which the employee does not have discretionary trading authority.  The trading approval process will not allow for approval from being processed if a security is on the Restricted List produced by the group in which the employee works.

Supervised Persons may not execute any personal securities transaction on a day during which a purchase or sell order in that same security or a related security is pending for a Fund unless the securities transaction is combined (“blocked”) with the Fund’s transaction.  Securities transactions executed in violation of this prohibition shall be unwound or, if not possible or practical, the Supervised Person must disgorge to the Fund the value received by the Supervised Person due to any favorable price differential received by the Supervised Person.  For example, if the Supervised Person buys 100 shares at $10 per share, and the Fund buys 1,000 shares at $11 per share, the Supervised Person will pay $100 (100 shares x $1 differential) to the Fund.

3.

Short Sales.  A Supervised Person may not engage in any short sale of a security on a Restricted List.  However, short sales of securities that are not on a Restricted List “against the box” are permitted.

4.

Private Placements and Investment Opportunities of Limited Availability.  A Supervised Person may not acquire any beneficial ownership in ANY securities in any private placement of securities or investment opportunity of limited availability unless the Compliance Officer has given express prior written approval.  The Compliance Officer, in determining whether approval should be given, will take into account, among other factors, whether the investment opportunity should be reserved for clients and whether the opportunity is being offered to the Supervised Person by virtue of his or her position with the Adviser.

5.

Service on Boards of Directors; Other Business Activities.  An Access Person may not serve as a director (or similar position) on the board or a member of a credit committee of any company unless the Access Person has received written approval from the Compliance Officer and the Adviser has adopted policies to address such service.  Authorization will be based upon a determination that the board service would not be inconsistent with the interest of any client account.  At the time an Access Person submits the initial holdings report in accordance with Section V of this Code of Ethics, the Supervised Person will submit to the Compliance Officer a description of any business activities in which the Access Person has a significant role.

6.

Gifts.  A Supervised Person is prohibited from using his or her position at the Adviser to obtain an item of value from any person or company that does business with the Adviser.  Supervised Persons are prohibited from accepting any gift greater than $300 in value from any person or company that does business with the Adviser or a private investment vehicle managed by the Adviser.  Unsolicited business entertainment, including meals or tickets to cultural and sporting events are permitted if: a) they are not so frequent or of such high value as to raise a question of impropriety and b) the person providing the entertainment is present at the event.

V.

REPORTING

1.

Duplicate  Copies  of  Broker's  Confirmations  and  Account  Statements  to  the Compliance Officer.  All Supervised Persons must direct their brokers or custodians or any persons managing the Supervised Person’s account to supply the Compliance Officer with:

•    duplicate copies of securities trade confirmations ("Broker's Confirmations") within 30 days after the Supervised Person’s transaction

•     the Supervised Person’s monthly and quarterly brokerage statements

•

All Supervised Persons must submit to the Compliance Officer a report of their securities transactions no later than 30 days after the end of each calendar quarter.  The report must set forth each transaction in a Reportable Security in which the Supervised Person had any beneficial interest during the period covered by the report. A form of quarterly report is set forth as Exhibit VIII.

2.

New Accounts.  Each Supervised Person must notify the Compliance Officer promptly if the  Supervised Person opens any new account in which any securities are held with a broker or custodian or moves such an existing account to a different broker or custodian.

3.

Disclosure of Securities Holdings.  All Supervised Persons will, within 10 days of commencement of employment with Resource Real Estate, Inc.’s New York City Office, submit an initial statement to the Compliance Officer listing all of the

•

securities in which the Supervised Person has any beneficial ownership, (including title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each reportable security in which the Supervised Person has any beneficial ownership);

a.

the names of any brokerage firms or banks where the Supervised Person has an account in which ANY securities are held.

b.

The report must be dated the day the Supervised Person submits it, and must contain information that is current as of a date no more than 45 days prior to the date the person becomes a Supervised Person.  Supervised Persons will annually submit to the Compliance Officer an updated statement, which must be current as of a date no more than 45 days prior to the date the report was submitted. A form of the initial report is set forth in Attachment C.

4.

Exceptions to Reporting Requirements.  A Supervised Person need not submit any report with respect to securities held in accounts over which the Supervised Person has not direct or indirect influence or control or transaction reports with respect to transactions effected pursuant to an automatic investment plan.

5.

Transactions Subject to Review.  The Reportable Securities transactions reported on the

Broker's Confirmations will be reviewed and compared against the Restricted List.

VI.

RECORDKEEPING

The Compliance Officer will keep in an easily accessible place for at least five (5) years copies of this Code of Ethics, all Broker's Confirmations and periodic statements and reports of Supervised Persons, records of violations and actions taken as a result of violations, acknowledgments and other memoranda relating to the administration of this Code of Ethics.

The Compliance Officer will maintain a list of all Supervised Persons currently and for the last five (5) years.

All Broker’s Confirmations and periodic statements of Supervised Persons may be kept electronically in a computer database.

VII.

OVERSIGHT OF CODE OF ETHICS

1.

Acknowledgment.  The Compliance Officer will annually distribute a copy of the Code of Ethics to all Supervised Persons.  The Compliance Officer will also distribute promptly all amendments to the Code of Ethics.  All Supervised Persons are required annually to sign and acknowledge their receipt of this Code of Ethics by signing the form of acknowledgment or such other form as may be approved by the Compliance Officer.

2.

Review of Transactions.  Each Supervised Person’s transactions in his/her Personal Account will be reviewed on a regular basis and compared against the Restricted List.  Any Supervised Person transactions that are believed to be a violation of this Code of Ethics will be reported promptly to the management of Resource America.

3.

Violations.  If a Supervised Person violates the Code, the Compliance Officer will report the violation to the board of each Fund for appropriate remedial action.

3.

Sanctions.  The Adviser’s management, with advice of legal counsel, at their discretion, will consider reports made to them and upon determining that a violation of this Code of Ethics has occurred, may impose such sanctions or remedial action as they deem appropriate or to the extent required by law.  These sanctions may include, among other things, disgorgement of profits, suspension or termination of employment and/or criminal or civil penalties.

4.

Authority to Exempt Transactions.  The Compliance Officer has the authority to exempt any Supervised Person or any personal securities transaction of a Supervised Person from any or all of the provisions of this Code of Ethics if the Compliance Officer determines that such exemption would not be against any interests of an advisory client and in accordance with applicable law.  The Compliance Officer will prepare and file a written memorandum of any exemption granted, describing the circumstances and reasons for the exemption.

VIII.

CONFIDENTIALITY

All reports of personal securities transactions and any other information filed pursuant to this Code  of Ethics will  be treated as  confidential to  the  extent permitted by law.